STOCK EXCHANGE AGREEMENT

                       by and among

                     AQUAGENIX, INC.,

        RAY A. SPIRNOCK AND SHIRLEY J. SPIRNOCK

                          AND

        AQUATIC AND RIGHT OF WAY CONTROL, INC.


                        June 7, 1996

                    TABLE OF CONTENTS


1.   Purchase and Sale.. . . . . . . . . . . . . . .  2
          1.1  ARC Shares to be Sold . . . . . . . .  2
          1.2  Amount and Payment of Purchase Price.  2
          1.3  Payment of Purchase Price . . . . . .  2
          1.4  Registration Rights . . . . . . . . .  3
          1.5  Purchase Price Adjustment . . . . . .  3

2.   The Closing.. . . . . . . . . . . . . . . . . .  3

3.   Items to be Delivered at Closing. . . . . . . .  3
          3.1  Selling Shareholder's Deliveries. . .  3
          3.2  Aquagenix's Deliveries. . . . . . . .  4
          3.3  Further Assurances. . . . . . . . . .  4
          3.4  Confidentiality . . . . . . . . . . .  4
          3.5  Standstill. . . . . . . . . . . . . .  5

4.   Representations and Warranties of ARC and the Selling
      Shareholders. . . . . . . . . . . . . . . . . . 6
          4.1  Organization and Corporate Authority.  6
          4.2  Charter, By-Laws and Minutes. . . . .  7
          4.3  Authorization and Validity. . . . . .  7
          4.4  No Violation. . . . . . . . . . . . .  8
          4.5  Absence of Certain Changes. . . . . .  9
          4.6  New Subsidiaries; Other Interests . . 10
          4.7  Financial Statements. . . . . . . . . 11
          4.9  Interests of Certain Affiliates . . . 15
          4.10 Insurance . . . . . . . . . . . . . . 15
          4.11 Names, Franchises, Permits, Etc . . . 15
          4.12 Title to Assets . . . . . . . . . . . 16
          4.13 Condition of Assets . . . . . . . . . 16
          4.14 Leases; Contracts . . . . . . . . . . 16
          4.15 Agreements. . . . . . . . . . . . . . 17
          4.16 Employment Matters. . . . . . . . . . 17
          4.17 Litigation. . . . . . . . . . . . . . 18
          4.18 Finder's Fee. . . . . . . . . . . . . 19
          4.19 Approvals . . . . . . . . . . . . . . 19
          4.20 Licenses and Compliance with Law. . . 19
          4.21 Trademarks, Tradenames, Etc. . .      19
          4.22 Disclosures . . . . . . . . . . . . . 20
          4.23 Books and Records . . . . . . . . . . 20
          4.24 Environmental. . . . . . . . . .      20
          4.25 Announcement . . . . . . . . . .      23

5.   Representations of Aquagenix. . . . . . . . . . 23
          5.1  Organization of Aquagenix and Corporate
               Authority. . . . . . . . . . . . . .  23
          5.2  Aquagenix's Authority . . . . . . . . 23
          5.3  No Violation. . . . . . . . . . . . . 24
          5.4  Approvals . . . . . . . . . . . . . . 24

6.   Expenses. . . . . . . . . . . . . . . . . . . . 25

7.   Survival of Representations and Warranties. . . 25

8.   Covenants of Selling Shareholders . . . . . . . 25
          8.1  Access to Information . . . . . . . . 25
          8.2  Obtaining Consents. . . . . . . . . . 26
          8.3  Covenant to Satisfy Conditions. . . . 26
          8.4  Provide Information . . . . . . . . . 26
          8.5  Non-Competition Agreements. . . . . . 26
          8.6  Investment Intent . . . . . . . . . . 27

9.   Conditions Precedent to the Obligations of Aquagenix 27
          9.1  Representations and Warranties True . 27
          9.2  No Obstructive Proceedings. . . . . . 27
          9.3 Certificates, Documents, Financial Statements and Due Diligence Inspection Satisfactory. 28
          9.4  Performance . . . . . . . . . . . . . 28
          9.5  Opinion of Counsel. . . . . . . . . . 28
          9.6  Governmental Permits and Approvals Corporate
               Resolutions. .. . . . . . . . . . . . 28
          9.7  Third Party Consents. . . . . . . . . 29
          9.8  Compliance Certificate. . . . . . . . 29

10.  Conditions Precedent to the Obligations of Selling
       Shareholder . . . . . . . . . . . . . . . . . . 29
          10.1      Representations and Warranties True 29
          10.2      No Obstructive Proceeding. . . . 29
          10.3      Performance by Aquagenix . . . . 30
          10.4      Compliance Certificate . . . . . 30
          10.5      Opinion of Counsel . . . . . . . 30

11.  Conduct of ARC's Business Pending the Closing . 30
          11.1 Regular Course of Business. . . . . . 30
          11.2 Amendments. . . . . . . . . . . . . . 30
          11.3 Capital Changes; Dividends; Redemptions 31
          11.4 Subsidiaries. . . . . . . . . . . . . 31
          11.5 Organization. . . . . . . . . . . . . 31
          11.6 Certain Changes . . . . . . . . . . . 31
          11.7 Contracts . . . . . . . . . . . . . . 32
          11.8 Insurance/Properties . . . . . .      32
          11.9 Chemicals and Other Inventories . . . 33
          11.10 Compliance with the Laws . . . .     33
          11.11 Wrongful Action. . . . . . . . .     33

12.  Termination . . . . . . . . . . . . . . . . . . 33
          12.1 Termination . . . . . . . . . . . . . 33
          12.2. Effect of Termination. . . . . .     33

13.  Additional Agreements.. . . . . . . . . . . . . 34
          13.1 Agreement Not to Compete. . . . . . . 34

14.  Indemnification by Selling Shareholders.. . . . 37
          14.1 Obligation of Selling Shareholders to Indemnify 37
          14.2 Claims by Third Parties . . . . . . . 37
          14.3  Defensive Claims by Third Parties    38

15.  Indemnification by Aquagenix. . . . . . . . . . 39
     15.1.Obligation of Aquagenix to Indemnify.      39
     15.2 Claims by Third Parties. . . . . . . . . . 39
     15.3 Defensive Claims by Third Parties. . . . . 40

16.  General . . . . . . . . . . . . . . . . . . . . 41
          16.1 Entire Agreement. . . . . . . . . . . 41
          16.2 Separate Counterparts . . . . . . . . 41
          16.3 Parties in Interest . . . . . . . . . 41
          16.4 Assignment. . . . . . . . . . . . . . 41
          16.5 Notices . . . . . . . . . . . . . . . 41

                       SCHEDULES

1.5       Purchase Price Adjustment
4.2       Charter, By-Laws and Minutes of ARC
4.3(d)   Resolution of Board of Directors
4.6        New Subsidiaries; Other Interests
4.7(c)   Undisclosed Liabilities
4.10      Insurance
4.14      Leases/Contracts
4.15      Agreements
4.16      Employment Agreement
4.17      Litigation
4.19      Employee Benefit Plans
4.24      Licenses

                        EXHIBITS

                                           To Be Supplied By       Section #

Exhibit A List of Shareholders                  Seller             Preamble
Exhibit B Registration Rights Agreement         Buyer               1.4
Exhibit C Legend for Restricted Securities      Buyer               1.4
Exhibit D Financial Statements                  Seller              4.7
Exhibit E Non-Competition Agreements            Buyer               8.5

                      STOCK EXCHANGE AGREEMENT


     THIS STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of June 7, 1996, by and among AQUAGENIX, INC. ("Aquagenix"), a
Delaware corporation, and the Individuals listed on Exhibit "A" annexed hereto (collectively, the "Selling Shareholders"), who are the holders of all outstanding shares of capital stock of Aquatic and Right of Way Control, Inc. ("ARC"), a Florida corporation.

     WHEREAS, ARC is engaged in the business of providing algae and aquatic weed control, industrial vegetation management, right of way and terrestrial vegetation management (ARC's activities in pursuing the business of providing algae and aquatic weed control, industrial vegetation management, right of way and terrestrial vegetation management services are herein referred to as the "Business"); and

     WHEREAS, each of the Selling Shareholders desires to sell the number of shares of the issued and outstanding capital stock of ARC set forth opposite their name on Exhibit A annexed hereto which constitute
100% of the issued and outstanding shares of ARC. The foregoing shares of capital stock are hereinafter collectively referred to as the "ARC Shares".

     WHEREAS, this Agreement sets forth the terms and conditions upon which the Selling Shareholders will sell the ARC Shares to Aquagenix, and Aquagenix will purchase from the Selling Shareholders one hundred (100%) percent of the ARC Shares.

     In consideration of the mutual promises contained herein and intending to be legally bound, the parties hereto covenant and agree as follows:

1.   Purchase and Sale.
      1.1   ARC Shares to be Sold.    Subject to the terms and conditions
of this Agreement, at the Closing each Selling Shareholder shall sell, transfer, convey, assign and deliver to Aquagenix all the ARC Shares free and clear of all liens, claims, charges and encumbrances of whatever nature. The purchase price to be paid by Aquagenix and the terms and conditions of such purchase shall be as specified in Section 1.2 and 1.3 hereof.
      1.2   Amount and Payment of Purchase Price.   Subject to the
terms and conditions of this Agreement, Aquagenix agrees to pay the Selling Shareholders the purchase price, subject to adjustment, of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Purchase Price") payable on the Closing Date. The terms of payment for the Aquagenix Purchase Price shall be as set forth in Section 1.3 hereof.
     1.3   Payment of Purchase Price.   The Purchase Price shall be
payable as follows:
           (a)  $150,000 in cash, payable by wire transfer to:

                   Mellon Bank
                   Pittsburgh, Pennsylvania
                   ABA Routing No.:   043000261
                   Credit:  Merrill Lynch #101-1730
                   Account: Shirley J. Spirnock and Raymond A.Spirnock Account No.: 772-44135

           (b)  $1,350,000 shall be payable by the issuance to the
Selling Shareholders of 270,000 shares ("Shares") of Aquagenix Common
Stock.
     1.4   Registration Rights.  The Selling Shareholders shall be
granted registration rights with respect to 270,000 Shares (the "Registrable Shares") as set forth in the Registration Rights Agreement set forth in Exhibit
B.  Pending the effectiveness of the Registration Statement, a legend shall be placed on the Share Certificate in the form of Exhibit C.
     1.5   Purchase Price Adjustment.   The Purchase Price shall be
reduced in the event that any customer account shall be cancelled or reduced between the date of this Contract and one hundred eighty (180)
days after Closing.  The amount of the adjustment shall be $.75 for each
$1.00 of customer account value and the adjustment, if any, shall be made first against the Registrable Shares, if available and thereafter against the Selling Shareholders. Schedule 1.5 sets forth the customer account value of the customer accounts for purposes of Purchase Price Adjustment.
2.   The Closing.
      The closing (the "Closing") shall take place on June 7, 1996 at 12:30 p.m. EST at the offices of Aquagenix, Inc., 6500 N.W. 15th Avenue, Fort Lauderdale, Florida, or at such other place and time as agreed upon by the parties.
3.   Items to be Delivered at Closing.
     3.1   Selling Shareholder's Deliveries.   At the Closing, the Selling
Shareholders will deliver to Aquagenix:
           (i) stock certificates evidencing the ARC Shares owned by the Selling Shareholders, duly endorsed in blank and with all requisite stock transfer and tax stamps affixed, transfer with signatures; and (ii) all such opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by the Selling Shareholders to Aquagenix and such other instruments, documents and agreements as Aquagenix may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.


    3.2   Aquagenix's Deliveries.  At the Closing, Aquagenix will deliver or cause to be delivered to the Selling Shareholders (i) the cash portion of the Share Purchase Price by wire transfer, (ii) the Aquagenix Shares, and (iii) all such opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by Aquagenix to the Selling Shareholders.
     3.3   Further Assurances.   After the Closing, the Selling
Shareholders shall from time to time, at the request of Aquagenix and at Aquagenix's expense, execute and deliver such other instruments and take such other actions as Aquagenix may reasonably request, in order to more effectively consummate the transactions contemplated hereby. After the
Closing, Aquagenix shall from time to time at the request of the Selling Shareholders and at the Selling Shareholders' expense, execute and deliver such other instruments and take such other actions as the Selling
Shareholders may reasonably request, in order to more effectively consummate the transaction contemplated hereby.
     3.4   Confidentiality.   Each party hereto agrees that it will hold and
cause its affiliates, employees, auditors, attorneys, financial advisors, bankers and other consultants, to hold in strict confidence, unless compelled to disclose by judicial or administrative process, all documents and information concerning the other party furnished to it by such other party or their representatives in connection transactions contemplated by this
Agreement (except to the extent that such information can be shown to have been furnished (i) previously known by the party to which it was furnished,
(ii) in the public domain through no fault of such party,(iii)lawfully acquired from other sources by the party to which it was furnished), and each party agrees that it will treat such information as the sole property of the party furnishing such information and it will not use such information other than for evaluating the transactions described herein or release or disclose such information to any other person, except its employees, auditors, attorneys, financial advisors, banks and other consultants and advisors in connection with this Agreement.  If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party.
     3.5   Standstill.   The Selling Shareholders and ARC agree until
such time as this Agreement has been terminated in accordance with the provisions of Section 12, that neither the Selling Shareholders nor ARC shall initiate, solicit, or encourage, or use their respective best efforts to cause a officer, director or employee, or any investment banker, attorney, accountant or other agent retained by the Selling Shareholders or ARC to initiate, solicit or encourage any proposal or offer to acquire all or any part of the business and properties or capital stock of ARC or any of its subsidiaries, whether by merger, purchase of assets, tender offer or otherwise. The Selling
Shareholders and ARC shall not provide any information to any other person, firm or corporation for such a purpose and the Selling Shareholders and ARC further agree that promptly hereafter they shall notify Aquagenix and any other person, firm or corporation which hereafter express an interest in acquiring the ARC Shares or any part of the business or assets of ARC that the Selling Shareholders and ARC have entered into this Agreement and have agreed not to discuss this matter further with any third party.
4.   Representations and Warranties of ARC and the Selling Shareholders.
     As a material inducement to Aquagenix to enter into and perform this Agreement and complete the purchase of the ARC Shares, ARC and the
Selling Shareholders, jointly and severally make the representations and warranties set forth in this Section 4, intending Aquagenix to rely, and acknowledging that Aquagenix is relying, on such representations and warranties in executing this Agreement and entering into the transactions contemplated hereby:
     4.1   Organization and Corporate Authority.   ARC is a corporation
duly organized, validly existing and in good standing under the law of the
State of Florida with full corporate power and authority to own or lease and use its properties and assets, and to carry on its business as now conducted. ARC is qualified as a foreign corporation to do business in every other jurisdiction where such qualification is necessary to conduct its business as presently conducted.
     4.2   Charter, By-Laws and Minutes.   The copies of the Articles of
Incorporation and the By-Laws of ARC and minutes of meetings of its Board of Directors and shareholders (or consents in lieu thereof), and any shareholders' agreements among any or all shareholders of ARC, all as furnished to Aquagenix (in the form attached as Schedule 4.2) are true, correct and complete copies thereof.
     4.3   Authorization and Validity.
           (a)  Each Selling Shareholder has the full right, power and authority to enter into this Agreement and to sell, transfer and convey to Aquagenix at the Closing the ARC Shares to be sold to Aquagenix by such
Selling Shareholder pursuant to this Agreement, and, upon consummation of the transactions contemplated by this Agreement, Aquagenix will acquire the ARC Shares free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind including specifically but without limitation any claim by Allen Higginbotham. Ray Spirnock and Shirley Spirnock shall indemnify and hold harmless Aquagenix, its officer and directors, from any claims, lawsuits or legal expenses associated with actions relating to ownership or profit sharing of ARC.
           (b)  Each Selling Shareholder has good and marketable
title to the ARC Shares to be sold to Aquagenix by such Selling Shareholder pursuant to this Agreement, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind.
           (c)  This Agreement constitutes the valid and binding
obligation of each Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms.
           (d)  This Agreement has been duly and validly authorized
by all necessary corporate action and upon execution constitutes the valid and legally binding obligations of ARC enforceable in accordance with their respective terms. A copy of the Resolution is attached as Schedule 4.3(d).
     4.4   No Violation.
           (a)  No Selling Shareholder or ARC is a party to, subject
to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or governmental body that would prohibit or prevent the execution, delivery or performance of this Agreement by ARC or such
Selling Shareholder. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or be in conflict with, or constitute a default (or an event which with notice or lapse or time or both, would constitute a default) under, or result in a termination of or accelerate the performance required, or cause the acceleration of the maturity of any debt or obligation pursuant to,or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of any Selling Shareholder or
ARC under any agreement, commitment, indenture or other instrument to which any Selling Shareholder or ARC is bound, or violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable any Selling Shareholder or ARC.
           (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of ARC
(ii) violate, or be in conflict with, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of or result in the termination or accelerate the performance required by or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of
ARC under, any agreement, commitment, indenture or other instrument to which ARC is a party or by which ARC is bound, or to which the property of
ARC is subject; (iii) violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable to ARC; or (iv) give rise to the right of termination by any domestic or foreign governmental authority or tribunal of any license, registration,certificate,right of authority to engage in business in such places where ARC now does or has a right to engage in business or heretofore has engaged in business.
     4.5   Absence of Certain Changes.  Since December 31, 1995,
ARC has not: (i) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects; (ii) paid, discharged or satisfied any claims,liabilities or obligations (absolute accrued,contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistence with past practice; (iii) written off as uncollectible any notes or accounts receivable; (iv) cancelled any debts or waived any claims or rights of substantial value; (v) sold, transferred or otherwise disposed of any of its properties or assets (personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice; (vi) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit or other profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee, except where such increase is customary on a periodic basis; (vii) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of ARC; or (viii) agreed, whether in writing or otherwise,to take any action described in this section.
     4.6   New Subsidiaries; Other Interests.  Except as set forth on
Schedule 4.6 attached hereto, ARC does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor have any direct or indirect equity ownership interest in any business or entity nor is ARC otherwise under any obligation to purchase or subscribe to any interest income or make any loan or other advance other than business and travel advances to employees in the ordinary course of business, to or any manner make any investment in any person, business or entity.
     4.7   Financial Statements.
             (a)  As contained in Exhibit D, Selling Shareholders have
heretofore delivered to Aquagenix: (i) an audited balance sheet of ARC as of December 31, 1995, including statements of income, changes in stockholders' equity for the year ending 1995 (the "Financial Statements"), together with notes thereto, all prepared in accordance with generally accepted accounting principals consistently applied and all audited by
Harman & Peaslee, P.A., Certified Public Accountants, in accordance with generally accepted auditing standards, which reports upon the Financial Statements are included as a part thereof; (ii) an unaudited balance sheet of ARC as of March 31, 1996 (the "Most Recent Balance Sheet"), and
unaudited statements of income, changes in stockholders' equity for the three (3) months then ended (the "Interim Financial Statements").  The
Financial Statements and Notes thereto and the Interim Financial Statements and any Notes thereto fairly present the assets, liabilities and financial condition as of the respective dates thereof, and such statements of income, changes in stockholders' equity, statements of cash flows, and Notes thereto,fairly present the results of operations for the period therein referred to; all in accordance with generally accepted accounting principals consistently applied throughout the periods involved.
           (b)  SEC Requirements.   Selling Shareholders
acknowledge that Aquagenix is a publicly held company and that the
Financial Statements and Interim Financial Statements for ARC conform to the requirements of Regulation S-X and other requirements of the Securities and Exchange Commission.
           (c)  Undisclosed Liabilities.   ARC has no liability, duty
or obligation, including obligations under liability claims, or other tort, contractual claims or obligations, to employees, or otherwise, and ARC has not committed any act or omission, and no event has occurred and no condition exists, which could give rise to such a liability, which is not disclosed or reflected in the Financial Statements or the Notes thereto, whether current, long-term, fixed, contingent, or otherwise and which would be required to be reflected, disclosed or accrued on the Financial Statements, (under FASB 5) in accordance with GAAP. ARC has no other such liability, duty or obligation, whether fixed, contingent or otherwise. Without limiting the foregoing and other than the "Allen Higginbotham lawsuit" styled as Allen H. Higginbotham Inc. v. Aquatic and
Right of Way Control, Inc., a Florida corporation, Raymond Spirnock and
Shirley Spirnock ("Allen Higginbotham lawsuit"), Hillsborough County,
Florida, Thirteenth Judicial Circuit, Case No.:  96-3400, Division East, (i)
no claim has been threatened or asserted by any present or former employee, customer or client of ARC regarding any act or omission of either ARC or its personnel, nor has any claim been threatened or asserted by any person regarding any violation by either ARC or its personnel of any laws or any rules, guidelines, policies or regulations of any governmental agency or state regulatory authority, (ii) no event has occurred and no condition exists that might give rise to any such claim, and (iii) ARC and the Selling Shareholders have no knowledge of any event or condition which might lead them to believe that any such claim might be asserted.
           (d)  Accounting Changes.   ARC has not since
inception, changed its accounting practices, methods or principles in any respect. Since January 1, 1996, there has not (i) been any material adverse change in the assets, business, operations, liabilities (absolute, accrued, contingent or otherwise), prospects or financial condition of ARC other than as reflected on the Interim Financial Statements.
           (e)  Internal Controls.   ARC maintains internal controls
with respect to its books, records, finances, customer accounts and other operations which are adequate under state regulatory rules and regulations and are in accordance with standard industry practices.
           (f)  Capitalization.  ARC's authorized capitalization
consists of one thousand (1,000) shares of common stock having One
($1.00) Dollar par value, of which six hundred (600) shares are issued and outstanding. All issued and outstanding shares of capital stock of ARC are validly issued, fully paid and non-assessable.  Except as set forth on
Schedule 4.7(c) there are no outstanding (a) securities convertible into or exchangeable for the shares of capital stock of ARC; (b) options, warrants or other rights to purchase or subscribe to shares of capital stock of ARC or securities convertible into or exchangeable for shares of capital stock of ARC; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of
ARC, any such convertible or exchangeable securities or any such options, warrants or rights.
     4.8   Taxes.
             (a)  Filing and Payment.  ARC has filed all federal, state, local and other tax returns which are required to be filed by it and which have become due and has paid all taxes shown thereon, including without limitation all taxes on properties, income, business and occupation, licenses, sales and payrolls, and none of the assets or properties of ARC are subject to any lien or charge for taxes, except statutory liens for taxes not yet due. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies and other assessments however
denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, including, without limiting the generality of the foregoing, all net income, gross income, payroll, withholding, unemployment insurance, social security, sales, use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workers' compensation, ad valorem, profits, license, employment, estimated, severance and other taxes, customs, duties, fees, assessments or charges of any kind whatever.
"Tax" shall mean any one of the foregoing.
           (b)  Audits.  No federal income, state excise or business
or occupation Tax returns of the ARC have been audited by the Internal
Revenue Service or other applicable authorities, and the ARC has not granted any power of attorney to any person to represent it before the
Internal Revenue Service or other applicable authorities.  No federal or state Tax liabilities have been assessed or proposed which remain unpaid.  ARC is unaware of any basis upon which any assessment for a material amount of additional Taxes of ARC could be made.
           (c)  Withholding.  All Taxes which ARC is required by
law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by
ARC for such payment, and all withholdings, collections or other payments payable in connection therewith as of the dates of the Financial Statements, are fully reflected or disclosed in the balance sheets included as part of the Financial Statements as at such dates and for the periods then ended. No waivers of statutes of limitations with respect to any Tax returns of ARC nor extensions of time for the assessment of any tax have been given which are now in effect.
           (d)  Transfer Taxes; Transferee Tax Liability.  No
transfer Taxes are or will be due and payable as a result of the sale of the
ARC Shares or the transactions contemplated hereby.
     4.9   Interests of Certain Affiliates.   No officer, director,
shareholder or employee of ARC has any loan, other obligation or other transaction outstanding and owing from ARC or for which ARC is or may
be liable under guaranty or otherwise.       4.9.0.0.0.0.1  Insurance.   ARC
does not carry directors' and officers' liability insurance. Exhibit 4.10, provides a list of all insurance policies maintained by ARC, the nature of the policy, the deductible and the term of such policy, and except as set forth in Schedule 4.10, ARC has no other insurance policies.  Schedule
4.10 also contains a description of claims against ARC that are currently unsettled or uncompromised (whether insured or uninsured or in litigation or not).
     4.10  Names, Franchises, Permits, Etc.   ARC has not infringed
or violated in any way any software or other license, or any trademark, trade name, copyright, trade secret right or contractual relationship of others, or received any notice, claim or protest respecting any such violation or infringement.
     4.11  Title to Assets.   ARC owns good and marketable title to all
the properties and assets of the type required to be reflected on the Most Recent Balance Sheet which it purports to own (whether personal or mixed, tangible or intangible). All such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interest or other encumbrances of any nature whatsoever, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security agreements and other title or interest retention agreements.  The rights, properties and other assets presently owned, leased or licensed by ARC and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit ARC to conduct its business in all material respects in the same general manner as its business has been conducted since inception.  To the extent that any assets set forth in the Financial Statements are owned by the Selling Shareholders or any other third party, title to such assets shall be good and marketable and such assets shall be transferred by appropriate conveyance of title with any costs associated therewith (tag fees, transfer taxes, etc.) being borne by the Selling Shareholders.
     4.12  Condition of Assets.   The equipment, machinery and all
other tangible assets of ARC are in good operating condition and repair, subject only to ordinary wear and tear and are all adequate for the use to which they are being put.  None of such equipment or machinery is in need of maintenance or repair except for ordinary, routine maintenance and repairs which are not material in nature or cost.
     4.13  Leases; Contracts.   Schedule 4.14 sets forth all leases
pursuant to which ARC leases real or personal property for its facilities of operations. Such agreements are in good standing and valid and enforceable in accordance with their respective terms, and there are no existing defaults or events of default by ARC or, to the best knowledge of
ARC, by any other party thereto or events which with notice or lapse of time or both would constitute defaults or events of default under or with respect to any of such agreements. ARC has not received any notice of any default or claim of default with respect to any such agreements or knows of any fact or circumstance which might constitute or give rise to such a claim.
     4.14  Agreements.   Schedule 4.15 sets forth any material
contract or arrangement to which ARC is a party or by or to which it or its assets, properties or business are bound or subject, whether oral or written.
           All of the agreements set forth in Schedule 4.15 are valid, binding, enforceable agreements in full force and effect.  ARC is not in default under any of them (nor is any other party to any of such agreements, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder).  To the knowledge of
ARC and the Selling Shareholders, there has been no threatened cancellation or termination of any Material Contract.  ARC is not a party to, nor are the assets of ARC subject to or bound by or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely effects the operations of ARC.
     4.15  Employment Matters.   Except as described in Schedule
4.16 ARC is not a party to any employment agreement or agreement to lend to, or guarantee any loan to any employee or agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding.  ARC has incurred no liability, or taken or failed to take, any action which will result in any liability in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for any employees, and all payments due from ARC on account of its employee health and welfare insurance, holiday and vacation pay and similar benefits have been paid.
ARC is not a party to any collective bargaining agreement governing its employees. There is no pending or threatened election for union representation of ARC's employees.  The Selling Shareholders have heretofore delivered to Aquagenix complete and correct copies of all
Employment and Consulting Agreements to which ARC is a party or by which it is bound as currently in effect.
     4.16  Litigation.   Except as described in Schedule 4.17, no
action, suit, order, judgment, injunction, award or proceeding of any kind has been filed or commenced, or, to the knowledge of ARC, is threatened, before any court, commission, agency or other administrative authority against ARC or which questions or challenges the validity of this
Agreement or any action taken or to be taken by ARC or by any Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby which could be anticipated to materially and adversely affect ARC's performance or consummation of the transactions contemplated hereunder or the financial condition of ARC;
and (ii) to the best knowledge of the Selling Shareholders and ARC, there is no basis for any such suit, proceeding or investigation.  ARC is not subject to any unsatisfied judgment, order or decree entered in any law suit or proceeding.
     4.17  Finder's Fee.   ARC has not incurred any obligation of any
kind whatsoever to any party for a finder's fee in connection with the transactions contemplated by this Agreement.
     4.18  Approvals.   No approval, waiver, authorization, order,
license or consent of or registration, qualification or filing with or notification to any governmental or regulatory authority, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by ARC or the Selling Shareholders of this Agreement or any related agreements.
     4.19  Licenses and Compliance with Law.   ARC has had and
continues to have all federal, state and local licenses and permits required to transact its business and, is in compliance with all applicable federal, state and local laws, regulations, and guidelines applicable to ARC's business.  ARC has accurately and timely filed all reports, claims and other filings required to be filed in connection with all federal, state and local laws and regulations governing the business of ARC. No validation review or program integrity review related to ARC has been conducted by any federal, state or local governmental agency and, no such review is scheduled, pending or threatened against or affecting ARC or the consummation of the transactions contemplated hereby.
     4.20  Trademarks, Tradenames, Etc.   There are no trademarks,
tradenames, copyrights, registrations, technology, know how and process
(the "Intellectual Property") necessary for the operation of ARC's business as presently conducted. Any loss or expiration of any such Intellectual Property would not have a material adverse effect on the financial condition of ARC; and the use of such Intellectual Property by ARC does not infringe on the rights of any person.
     4.21  Disclosures.   No representations or warranties contained
in this Agreement and no statements contained in any financial statements, the Schedules or in any Exhibits, or any certificate delivered to Aquagenix pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in order to make the statements contained herein or therein not misleading and in order to fully and fairly provide the information required to be provided in any such document.
     4.22  Books and Records.   The books and records of ARC are
complete and correct and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal control.
     4.23  Environmental.
           (a)  Except as set forth on Schedule 4.24, ARC has
obtained all permits, licenses, and other authorizations (collectively, the "Licenses") which are required in connection with the conduct of the
Business under all applicable Environmental Laws (as defined below) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
           (b)  Except as set forth in Schedule 4.24(a), ARC is in
compliance in all material respects in the conduct of the Business with all terms and conditions of the Licenses and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder.
           (c)  Except as set forth on Schedule 4.24(c), ARC has
not received any written or verbal notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would interfere with or prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which would give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the ARC's manufacture, processing, storage, distribution, use, treatment, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
           (d)  Except as set forth on Schedule 4.24(d), there is no
civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the best knowledge of the Selling Shareholders, threatened against
ARC, in connection with the conduct of the Business relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
           (e)  For purposes of this Agreement, "Environmental
Laws" means collectively, all federal, state and local environmental laws, common laws, statutes, rules and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability
Act (42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the
Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.),
as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec.
1251 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sec.
300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec.
2601 et seq.), as amended, the Federal Emergency Planning and
Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as
amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now or ever owned or leased by ARC or any real property upon which ARC now conducts or has ever conducted its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
     4.24  Announcement.   No announcement with respect to this
Contract or the substance thereof shall be made by ARC and the Selling Shareholders unless Aquagenix shall consent prior thereto.
5.   Representations of Aquagenix.
     As a material inducement to ARC and Selling Shareholders to enter into and perform this Agreement, Aquagenix makes the
representations and warranties set forth in this Section 5.
     5.1   Organization of Aquagenix and Corporate
Authority.   Aquagenix is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement and any related agreements to which it is or will become a party at the Closing, and to carry out the transactions contemplated hereby and thereby.
     5.2   Aquagenix's Authority.   This Agreement and any related
agreements to which Aquagenix is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of
Aquagenix.  This Agreement and any related agreements to which it is a party have been duly executed and delivered and constitute, valid and legally binding obligations of Aquagenix, enforceable in accordance with their respective terms.
     5.3   No Violation.   Neither the execution and delivery by
Aquagenix of this Agreement or any of the related agreements to which
Aquagenix is a party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, conflict with or violate any provision of law applicable to Aquagenix, or the charter or By-Laws of Aquagenix or result in a violation or default in any provision of any law, regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Aquagenix is a party or by which
Aquagenix is bound or to which Aquagenix is subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Aquagenix's assets pursuant to the terms of any such agreement or instrument.
     5.4   Approvals.   No approval, waiver, authorization, order,
license or consent of or registration, qualification or filing with or notice to any governmental or regulatory authorities, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by Aquagenix of this Agreement and the related agreements to which it is a party.
6.   Expenses.
     The parties to this Agreement shall bear their respective direct and indirect expenses incurred with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including without limitation all fees and expenses of agents, representative's counsel and accountants.  Except Aquagenix agrees to pay Harman & Peaslee, P.A. for 1995 year-end audit.
7.   Survival of Representations and Warranties.
     The respective representative warranties of the parties contained herein or any certificates delivered prior to at the Closing shall not be deemed waived or otherwise affected by any investigation made by any other party hereto.  Each and every such representation, warranty, covenant and agreement shall survive the execution and delivery hereof and the Closing hereunder for a period of two (2) years.  7.0.0.0.0.0.0.1.
Covenants of Selling Shareholders.   Selling Shareholders
hereby covenant and agree with Aquagenix:
     7.1   Access to Information.  The Selling Shareholders shall until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 12 hereof, cause ARC to afford Aquagenix, its counsel, accountants and other representatives and advisors full access to the operations, offices, properties, books and records of ARC, including but not limited to all books of account, corporate and tax records, material contracts and agreements, filings with any regulatory authority, litigation files (except for any files that may be the subject of privilege), patent and trademark records, engineering and technology reports. Aquagenix shall have the right to review any and all papers of ARC's accountants, and shall have full opportunity to make such investigations as it shall desire to make of the affairs of ARC; and the Selling Shareholders will cause the officers, accountants and representatives of ARC to furnish such additional financial, operating and other information as Aquagenix shall from time to time reasonably request.
     7.2   Obtaining Consents.   Selling Shareholders shall use their
best efforts, and shall cause ARC to use its best efforts, to obtain prior to the Closing all consents, approvals and authorizations necessary to the consummation of the transactions contemplated hereby and will delivery
(or cause ARC to deliver) to Aquagenix copies of such consents promptly after it is obtained.
     7.3   Covenant to Satisfy Conditions.   Each Selling Shareholder
shall use his best efforts to ensure that the conditions set forth in Article 8 hereof are satisfied.
     7.4   Provide Information.   The Selling Shareholders each
agree promptly to inform and advise ARC of any fact or situation which, is or could be reasonably expected to result in a violation of any representation and warranty contained in herein.
     7.5   Non-Competition Agreements.   ARC and Selling
Shareholders shall cause to be delivered two (2) business days prior to closing restrictive covenants for all employees in the form of Exhibit E.
     7.6   Investment Intent.  The Selling Shareholders shall acquire the Shares for investment purposes and not with a view toward resale or distribution except that the Registrable Shares shall be subject to resale pursuant to a registration statement to be filed for such Shares pursuant to the Registration Rights Agreement.
8.   Conditions Precedent to the Obligations of Aquagenix.
     The obligations of Aquagenix to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of those conditions imposed upon ARC and the Selling Shareholders, any of which Aquagenix may in its sole discretion waive.
     8.1   Representations and Warranties True.   All of the
representations and warranties of ARC and the Selling Shareholders contained in herein shall be true as of the date of this Agreement, and shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the Closing.  ARC and the Selling Shareholders
shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing.
     8.2   No Obstructive Proceedings.   No action or proceedings
other than the Allen Higginbotham lawsuit shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against ARC or the Selling Shareholders which seek, to, or would, render it unlawful as of the Closing to effect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby.  Also, no legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.
     8.3   Certificates, Documents, Financial Statements and Due
Diligence Inspection Satisfactory.   All certificates, Financial Statements
and documents delivered by ARC and the Selling Shareholders pursuant to this Agreement shall be satisfactory in form and substance to
Aquagenix and its counsel acting reasonably and in good faith. ARC shall deliver to Aquagenix an unaudited balance sheet and related financial statements as of a date 30 days prior to Closing, which shall be in form and substance satisfactory to Aquagenix. Aquagenix shall be satisfied, as determined in its sole discretion, that its due diligence inspection of ARC and the Selling Shareholders has revealed no reason why Aquagenix should not consummate the transactions contemplated by this Agreement.
     8.4   Performance.   Each Selling Shareholder shall have
performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with either prior to or at the Closing.
     8.5   Opinion of Counsel.   The Selling Shareholders have
furnished to Aquagenix an opinion of its counsel, acceptable to
Aquagenix, dated the date of the Closing, substantially in the form set forth in Exhibit 9.5 hereto.
     8.6   Governmental Permits and Approvals Corporate
Resolutions.   Any and all permits and approvals from any governmental
or regulatory body required for the lawful consummation of the Closing shall have been obtained.
     8.7   Third Party Consents.   All necessary consents, permits
and approvals, which may be required in connection with the performance by ARC and each Selling Shareholder of their obligations under this
Agreement or the continuation of any agreements by ARC after the
Closing shall be obtained.
     8.8   Compliance Certificate.   Aquagenix shall have received a
certificate signed by the President or a Vice President and the Secretary
of ARC dated as of the Closing and satisfactory in form and substance to Aquagenix substantially in the form of Exhibit 9.8 hereof.
9.   Conditions Precedent to the Obligations of Selling
Shareholder.
     The obligations of Selling Shareholders to consummate this
Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Selling Shareholders may, in their sole discretion waive.
     9.1   Representations and Warranties True.   All of the
representations and warranties mae by Aquagenix contained herein shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing; and shall be true at and as of the date of Closing; Aquagenix shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
     9.2   No Obstructive Proceeding.   No action or proceedings
shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Aquagenix which seeks to, or would, render it unlawful as of the Closing to affect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby.
Also, no legal objection to the transactions contemplated by this
Agreement shall have been received from or threatened by any governmental department or agency.
     9.3   Performance by Aquagenix.   Aquagenix shall have
performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them either prior to or at the Closing.
     9.4   Compliance Certificate.   The Selling Shareholders shall
have received a certificate signed by the President or a Vice President and the Secretary of Aquagenix dated as of the Closing, reasonably satisfactory in form and substance to ARC substantially in the form of
Exhibit 10.4 hereof.
     9.5   Opinion of Counsel.  Buyers shall have furnished to ARC
and the Selling Shareholders an opinion of its counsel, acceptable to ARC and the Selling Shareholders dated the day of this Closing substantially in the form set forth in Exhibit 10.5 hereof.
10.  Conduct of ARC's Business Pending the Closing.
     Pending the Closing, and except as otherwise expressly consented to or approved by Aquagenix in writing:
     10.1  Regular Course of Business.   ARC will carry on its
business in the ordinary course of business consistent with past practice.
     10.2  Amendments.   No change or amendment shall be made in
the certificate of incorporation or bylaws of ARC.
     10.3  Capital Changes; Dividends; Redemptions.   ARC will not
issue or sell any shares of capital stock or other securities acquired directly or indirectly, by redemption or otherwise, any such capital stock; reclassify or split up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto; or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.
     10.4  Subsidiaries.    ARC will not organize any new subsidiary,
acquire any capital stock or other equity securities of any other corporation or acquire any entity or ownership interest in any business.
     10.5  Organization.   ARC shall use its best efforts to preserve
its corporate existence and business organization substantially intact, including his present relationship with the material customers.
     10.6  Certain Changes.   Except as may be expressly provided
in writing or elsewhere in this Agreement, ARC will not:  (i) borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent); (ii) discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), in excess of $5,000; (iii)
prepay any obligation having a fixed maturity of more than 60 days from the date such obligation was issued or incurred; (iv) permit or allow any of its property or assets (personal or mixed, tangible or intangible) to be subject to any pledge, lien or encumbrance; (v) cancel any debts or waive any claims or rights of substantial value or sell, transfer or otherwise dispose of any of its properties or assets; (vi) (A) grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan, or commitment or fringe benefit) or (B) any increase in the compensation payable or to become payable to any employee other than increases required by an existing agreement which is set forth in the schedules to this Agreement; (vii) make any single capital expenditure commitment in excess of $5,000 for additions to its property, plant or equipment or make aggregate capital expenditures and commitments in excess of $5,000 for additions to its property, plant or equipment; (viii) pay, loan or advance any amount to, or sell, transfer or lease its properties or assets to, or enter into an agreement or arrangement with or for the benefit of, any of its officers, directors, or shareholders or any affiliate or associate of any of its officers, directors or shareholders; (ix) agree, whether in writing or otherwise to do any of the foregoing; and (x) compromise any claim or lawsuit or institute any action or proceeding involving ARC or any of its properties or assets in excess of $5,000.
     10.7  Contracts.   ARC will not enter into any joint venture,
contract or other agreement involving payments of more than $5,000 per annum or in the aggregate more than $5,000.
     10.8  Insurance/Properties.   ARC shall continue to insure, at
individual and aggregate limits and scope of coverage not less than those contained in ARC's current insurance policies, its business and operations and all property, real, personal and mixed, owned or leased by ARC, with financial responsible insurance companies against all ordinary and insurable risks consistent with past practice.  All such property shall be used, operated, maintained and repairs in a customary manner.
     10.9  Chemicals and Other Inventories.   ARC shall maintain
sufficient chemical and other inventories as historically maintained in the ordinary course of business.
     10.10 Compliance with the Laws.   ARC shall duly comply with all
laws applicable to it and its properties, operations, business and employees.
     10.11 Wrongful Action.   ARC shall neither enter into any
transaction, take any action or fail to take any action which results in, or could reasonably expect it to result in a breach of any of the representations, warranties, disclosure agreements or covenants of the
Selling Shareholders or ARC contained in this Agreement, the exhibits hereto or any document delivered pursuant to this Agreement.
11.  Termination.
     11.1  Termination.   This Agreement and the transactions
contemplated hereby may be terminated prior to the Closing by mutual consent of Aquagenix and the Selling Shareholders.
     11.2.      Effect of Termination.   In the event of termination pursuant
to Section 12.1, the transactions contemplated by this Agreement shall be terminated without further action by Aquagenix or the Selling
Shareholders.  If the transactions contemplated by this Agreement are terminated as provided herein:
           (a)  Each party will redeliver all documents, work papers
and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same;
           (b)  All confidential information received by any party
hereto with respect to the business of any other party shall be treated as confidential in accordance with Section 3.4 of this Agreement; and
           (c)  No party hereto shall have any liability or further
obligation to any other party to this Agreement (i) except as stated in
Sections 3.4, 6.1 and Section 12 and (ii) except that if such termination results from the willful failure of any party to fulfill a condition to performance of any other party or to perform a covenant contained in this Agreement or from a material or willful breach by any party to this
Agreement, such party shall be fully liable for any and all damages, costs and expenses (including but not limited to reasonable counsel fees)
sustained or incurred by the other parties hereto.
12.  Additional Agreements.
     12.1  Agreement Not to Compete.
           (a)  During the period commencing on the date hereof
and ending eight (8) years therefrom, each Selling Shareholder individually, hereby covenants and agree that they will not, directly or indirectly: (i) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any "Prohibited Activities" (which shall mean algae and aquatic weed control, industrial vegetation management, right of way and terrestrial vegetation management business including but not limited to wetland planting, upland planting, wetland management, maintenance of lakes and roadside applications) in the states of Florida, Georgia, South Carolina, North Carolina and Alabama and in any other county and state where the Company conducts business during the restricted period, or (ii) otherwise solicit or attempt to solicit any customers or employees or potential customers of Aquagenix or ARC.
           (b)  The restrictions against competition set forth in
subsection (a) above are considered by the parties to be reasonable for the purposes of protecting the legitimate business interests of Aquagenix and to ensure Aquagenix obtains the benefit of its bargain hereunder. Accordingly, it is the desire and intent of the parties that the provisions of subsection (a) be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of subsection (a) are adjudicated to be invalid, void or unenforceable, the invalid, void or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In the event of any breach of the covenants set forth in subsection (a), the running of the non-compete period described therein shall be tolled for so long as such breach continues.
           (c)  The Selling Shareholders acknowledge that
Aquagenix would be irreparably injured and that monetary damages would not provide an adequate remedy to Aquagenix in the event of a breach or threatened breach of the provisions of subsection (a).
Accordingly, the Selling Shareholders agree that, in addition to any other remedy available to Aquagenix, Aquagenix shall be entitled to seek injunctive, specific performance and other equitable relief to prevent or restrain the breach or threatened breach of subsection (a), and Aquagenix shall be entitled to receive reimbursement from the Selling Shareholders for all reasonable attorneys' fees and expenses incurred by Aquagenix in enforcing these provisions if it is the prevailing party. If the Selling Shareholders are the prevailing party, the Selling Shareholders shall be entitled to receive reimbursement from the Company for all reasonable attorneys' fees and expenses incurred by the Selling Shareholders.
           (d)  If Aquagenix takes any action at law or in equity to
enforce the provisions of this Section 13(d), the prevailing party shall be entitled to all fees, costs and expenses, including attorneys' fees, trial and appellate level,in connection with such enforcement from the non-prevailing party.
           (e)  In the event that any Selling Shareholder shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof with respect to the defaulting party shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event Aquagenix should be required to seek relief from a court of competent jurisdiction, then the covenant shall be extended for a period of time equal to the pendency of such proceeding, including appeals.
13.  Indemnification by Selling Shareholders.
     13.1  Obligation of Selling Shareholders to Indemnify.   Each
Selling Share-holder jointly and severally agrees to indemnify, defend and hold harmless Aquagenix and its directors, officers, employees, affiliates and assigns ("Aquagenix Indemnitees") from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, investigations, claims, charges, assessments, costs or expenses (including, but not limited to interest, penalties and reasonable attorneys' fees and disbursements) incurred or suffered by the Aquagenix Indemnitees or any of them, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, and whether raised by the parties hereto or any third party ("Loss") based upon, arising out of or otherwise due to:
           (a)  any false and inaccurate representation or warranty
made by or on behalf of the Selling Shareholders contained in this
Agreement or in any document or other writing delivered pursuant to this Agreement;
           (b)  Any breach or default in the performance, covenant
or agreement of Selling Shareholders contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;
           (c)  Facts or circumstances existing on or prior to the
Closing Date which give rise to claims by any third parties against
Aquagenix, Aquagenix Indemnitees or ARC, including (but not limited to)
any claims arising from any service rendered by ARC.
     13.2  Claims by Third Parties.  Promptly after receipt by
Aquagenix of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, Aquagenix shall properly give written notice thereof (the "Claims Notice") to the Selling Shareholders The
Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (if stated) of the Loss that has been or may be suffered by Aquagenix.  If no written objection is received or, if received or agreement is reached as to the amount of such loss,
Aquagenix shall thereupon have the right to recover the amount of such claim, from the Selling Shareholders.
     13.3  Defensive Claims by Third Parties.   If a third party claim is
asserted which might result in a Loss giving rise to payment or indemnification under Section 14.1, Aquagenix shall, with reasonable promptness, provide the Selling Shareholders notice of any such claim, make available to the Selling Shareholders all information (within
Aquagenix's knowledge or control) relevant material to such claim and otherwise keep the Selling Shareholders informed of the progress of any defense, settlement or the disposition of the claim.  The Selling
Shareholders shall fully cooperate in the defense, settlement or other disposition of such claim; provided that any failure on the part of
Aquagenix to comply with this section shall not affect Aquagenix's right to receive indemnification or payment under this Section 14, unless such failure shall cause material prejudice to the Selling Shareholders.  The
Selling Shareholders shall have the right to participate in the defense, settlement or other disposition of any claim in which one or more Selling Shareholders is named as a party and to be represented in the proceedings related to such claim by their own legal counsel; provided that such counsel is approved by Aquagenix (which approval shall not be unreasonably withheld) and all costs and expenses of such counsel are born by the Selling Shareholders.
14.  Indemnification by Aquagenix
     14.1. Obligation of Aquagenix to Indemnify.  Aquagenix hereby agrees to indemnify, defend and hold harmless Selling Shareholders from and against any losses, liabilities, damages, deficiencies, lawsuits, proceedings, investigations, claims, charges, assessments, costs or expenses, including interest, penalties and reasonable attorneys fees and disbursements incurred or suffered by the Selling Shareholders, whether a suit is instituted or not, and if instituted, whether any trial at appellate level and whether raised by the parties hereto or any third party loss based upon, rising out of, or otherwise due to (a) any false or inaccurate representation or warranty made by or on behalf of Aquagenix contained in this Agreement or in any document or otherwise pursuant to this
Agreement; (b) any breach or default in the performance, covenant or agreement of Aquagenix contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; (c) facts or circumstances existing on or prior to the closing date which give rise to claims by any third parties against Aquagenix, including, but not limited to, any claims arising from any service rendered by Aquagenix.
     14.2 Claims by Third Parties. Promptly after receipt by Selling Shareholders of any demand, claim or circumstances which the lapse of time would give rise to a claim with a commencement (or threatened commencement) of any action, proceeding or investigation (and asserted liability), that may result in a loss, Selling Shareholders shall promptly give written notice thereof (of claims notice) to Aquagenix. The claims notice shall describe the asserted liability in reasonable detail, shall indicate the amount, if stated, of the loss that has been or may be suffered by Selling Shareholders. If no written objection is received, or if received agreement is reached as to the amount of such loss, Selling Shareholders shall thereon have the right to recover the amount of such claim from
Aquagenix.
     14.3 Defensive Claims by Third Parties. If a third party claim is asserted which might result in a loss giving rise to payment or indemnification under Section 15.1, Selling Shareholders shall, with reasonable promptness, provide Aquagenix notice of any such claim, make available to Aquagenix all information, within Selling Shareholders knowledge or control, relevant material to such claim and otherwise keep Aquagenix informed of the progress of any defense, settlement or disposition of the claim. Aquagenix shall fully cooperate in defense, settlement, or other disposition of such claim; provided that any failure on the part of Selling Shareholders to comply with this section shall not effect Selling Shareholders' right to receive indemnification or payment under this Section 15 unless such failure shall cause material prejudice to
Aquagenix. Aquagenix shall have the right to participate in the defense, settlement or other disposition of any claim in which Aquagenix or its related company is named as a party to be represented in the proceedings related to such claim by its own legal counsel, provided that such counsel is approved by Selling Shareholders (which approval shall not be unreasonably withheld) and all costs and expenses for such counsel are borne by Aquagenix.
15.  General
     15.1  Entire Agreement.   All Exhibits and Schedules hereto shall
be deemed to be incorporated into and made a part of this Agreement.
This Agreement, together with the Exhibits and Schedules hereto, and any related agreements contain the entire agreement among the parties and there are no agreements, representations, or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto.
     15.2  Separate Counterparts.   This Agreement may be
executed in several identical counterparts, all of which when taken together shall constitute but one instrument.
     15.3  Parties in Interest.   This Agreement is binding on and shall
inure to the benefit of the parties and their respective heirs and permitted successors and assigns. Nothing in this Agreement is intended to confer any right or remedy or by reason of this Agreement on any person other than the Selling Shareholder or Aquagenix and their respective heirs, successors and permitted assigns.
     15.4  Assignment.   This Agreement may not be assigned by the
Selling Shareholders.  Aquagenix may assign this Agreement to
Aquagenix or any affiliate wholly owned by Aquagenix without consent of the Selling Shareholders and such assignment shall not in any way effect the terms, conditions or enforceability of this Agreement.
     15.5  Notices.   All notices hereunder shall be in writing and shall
be delivered or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party's address shown below.
Notices which are hand delivered shall be effective on delivery.  Notices which are mailed shall be effective on the fifth day after mailing.
     Aquagenix, Inc.
     6500 N.W. 15th Avenue
     Fort Lauderdale, Florida  33309
     Attention:  Andrew Chesler

     With a copy to:

     Atlas, Pearlman, Trop & Borkson, P.A.
     200 East Las Olas Boulevard
     Suite 1900
     Fort Lauderdale, Florida  33301
     Attn:  Charles B. Pearlman

     Selling Shareholders:

     140 South Wiggins Road
     Plant City, Florida 33566
     Attn: Raymond A. Spirnock and Shirley J. Spirnock

     With a copy to:

     Frost, O'Toole & Saunders
     395 South Central Avenue
     Bartow, Florida  33830


     15.6  Gender.   All pronouns used herein shall include the
masculine, feminine and neuter gender, as the context requires.
     15.7  Governing Law.   The execution, interpretation, and
performance of this Agreement shall be governed by the laws of the State of Florida, not including its law of conflict of laws, which apply to contracts executed and performed solely in Florida.
     15.8  Jurisdiction.
           (a) Jurisdiction. Any suit, action or proceeding, whether claim or counterclaim, arising out of or relating to this Agreement or any related agreement or which in any way relates, directly or indirectly, to the Sale or the dealings of the parties with respect thereto, shall be instituted solely in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida, or the United States District Court for the Southern
District of Florida, and each party irrevocably consents and submits to the jurisdiction and venue of such courts. Each party also irrevocably appoints and constitutes the Secretary of the State of Florida as its agent to accept and acknowledge on its or his behalf all service of process in connection with any such matter and irrevocably waives any objection which it may now or hereinafter have to the venue of any suit, action or proceeding brought in such court and any claim that such court is an inconvenient forum. Each party further agrees that service of process in accordance with this paragraph shall be deemed in every respect effective and valid personal service of process upon it or him.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              AQUAGENIX, INC.


                              By:  /s/Andrew Chesler
                              Name:  Andrew Chesler
                              Title: Chairman of the Board

                              SELLING SHAREHOLDERS:


                             /s/Raymond A. Spirnock
                             Raymond A. Spirnock

                             /s/Shirley J. Spirnock
                             Shirley J. Spirnock


                              AQUATIC AND RIGHT OF WAY CONTROL, INC.



                              By:  /s/Raymond A. Spirnock
                              Name:  Raymond A. Spirnock
                              Title: President



                      EXHIBIT "B"
             Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT, dated as of June 7, 1996, between Aquagenix, Inc., a Delaware corporation (the "Company"), and
Aquatic Right of Way Control, Inc., a Florida corporation (hereinafter referred to as "ARC").
     1. Registration Under the Securities Act of 1933. None of the Shares have been registered for purposes of public distribution under the Securities Act of 1933.
          As used herein, the term "Registrable Security" means 250,000 Common Shares of the Company (the "Shares") and any shares of Common Stock issued upon any stock split or stock dividend in respect of such Shares; provided, however, that with respect to any particular Registrable Security, such security shall cease to be a Registrable Security when, as of the date of determination, (i) it has been effectively registered under the Act or (ii) it has ceased to be outstanding. The term "Registrable Securities" means any and/or all of the securities falling within the foregoing definition of a "Registrable Security."
     2. Registration Rights. Within thirty (30) days of the closing of the ARC (as defined) transaction, the Company shall prepare a Registration Statement on Form S-3 (or comparable) and use its best efforts to effect the registration under the Act of the Registrable Securities,at the Company's sole cost and ex-pense provided that (a)the holders of the Registrable Securities (the "Holders") shall pay any and all (i) underwriting and broker-dealer discounts, commissions and non-accountable expenses of any underwriter or broker-dealer in connection with the sale of the Registrable Securities,(ii)the fees and expenses of any legal counsel selected by the Holders to represent them in connection with the sales of the Registrable Securities and, (iii) all transfer, income and other taxes, and (b) the Holders shall furnish the Company with such appropriate information in connection therewith as the Company shall reasonably request in writing.
     3.   Covenants with Respect to Registration.
          (a) The Company shall pay all costs, fees and expenses in connection with the Registration Statements filed pursuant hereto including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses.
          (b) The Company will take all necessary action which may be required in qualifying or registering the Registrable Securities included in a Registration Statement, for offering and sale under the securities or blue sky laws of such states as are requested by the holders of such securities, pro-vided, however, that in no event shall the Company be required to register the Registrable Securities in any state in which such registration would cause the Company to be obligated to qualify to do business in such state or to execute a general consent to service or process.
          (c) The Company shall indemnify any Holder of the Registrable Securities to be sold pursuant to any Registration Statement and any underwriter or person deemed to be an underwriter under the Act and each person, if any, who controls such Holder or underwriter or person deemed to be an underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage,expense or liability(including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof)arise out of or are based upon(i)any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or any preliminary or final prospectus constituting a part thereof or any amendment or supplement thereto (collectively, the "Offering Documents"), or (ii) the omission or alleged omission by the Company to state in the Offering Documents a material fact required to be stated therein or necessary to make the state-ments therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to any one of the Holder(s) to the extent that any such loss, claim,damage, expense or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by such Holder for use in the preparation of the Offering Documents.
          (d) Any holder of Registrable Securities to be sold pursuant to a registration statement,and its successors and assigns,shall severally,and not jointly,indemnify the Company,its officers and directors and each person,if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon(i)any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents,or(ii)the omission or alleged omission to state in the Offering Documents a material fact required to be stated therein or necessary to make the statements therein,in light of the circumstances under which they were made,not misleading;but in each case, only if and to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon or in conformity with written information furnished to the Company by such Holder specifically for use in the preparation of the Offering Documents.
          (e) If the indemnification provided for herein is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein,then the indemnifying party,in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damage, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and of the Holder of the Registrable Securities who seeks contribution or from whom contribution is sought on the other hand, in connection with the statements or omissions which resulted in such losses, claims,damages,liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the Company on the one hand, and such Holder of the Registrable Securities on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a fact relates to information supplied by the Company or the Holder, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, provided, however, that amount which such Holder of Registrable Securities shall be required to contribute pursuant to this subparagraph (e) shall not be in excess of the amount received by the Holder from the sale of its securities.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                   AQUAGENIX, INC.



                                   By: /s/Andrew Chesler
                                   Name:  Andrew Chesler
                                   Title: Chairman of the Board



                                   Aquatic and Right of Way Control, Inc.

                                   By:  /s/Raymond A. Spirnock
                                   Name: Raymond A. Spirnock
                                   Title: President

                                EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into June 7, 1996 and effective as of the same date (the "Effective Date"), between AQUAGENIX, INC., a Delaware corporation (the "Company"), whose principal place of business is 6500 N.E. 15th Avenue, Fort Lauderdale, Florida 33309, and Ray Spirnock, an individual (the "Employee"), whose address is 140 South Wiggins Road, Plant City, Florida 33566.


                    R E C I T A L S

A. The Company provides, through its wholly owned subsidiaries, aquatic management and maintenance services ("Business/Business Activities").

B. The Company has established a valuable reputation and goodwill in its Business, with experience in all aspects of the Company and the Company's Business.

C.   The Employee has experience in the Business.

D. The Employee has been actively engaged in the operations of Aquatic and Right of Way Control, Inc. ("ARC") as an officer, director and shareholder.

E. The Company desires to employ the Employee and the Employee desires to be so employed, subject to the terms and conditions of this Agreement.

F. The Employee, by virtue of the Employee's employment with the Company will become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Company's Business, including the Company's client base.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

     1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

     2. Employment. The Company hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     3. Duties During Employment Period. During the "Term" (including any renewals thereof) as defined in Section 5 of this Agreement, the Employee shall diligently devote 80% of the Employee's full time and efforts to the business and affairs of the Company and shall have such duties as determined and assigned by and at the direction of the Company's Vice President of Sales or President, to whom the Employee shall directly report; and shall devote full attention and render exclusive, full time services to the Company and shall be employed solely by the Company according to the terms and conditions of this Agreement.

     4.   Compensation and Benefits.

          a.   Salary.  The Employee shall be paid a base salary (the
"Base Salary"), payable monthly,at an annual rate of no less than Fifty Thousand Dollars ($50,000) per year.

          b. Bonus. As additional compensation, the Employee shall receive a bonus ("Bonus") as determined by the Company's President based upon a percentage of five(5%)percent of the burdened job cost profits of new accounts brought to the Company by the Employee subsequent to the date hereof ("New Accounts") as determined by the Company under its cost analysis methods as updated from time to time by the Company. Such bonus shall continue to be paid for a period of up to three (3) years after the termination of employment here-under in accordance with the Company's cost analysis methods as updated from time to time.

          c. Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company currently existing or here-after made available to salaried employees, except that Employee agrees not to participate in the health insurance provided by the Company to its other employees.

          d. Health Insurance. The Company shall reimburse Employee for health insurance to the extent of the average cost for health insurance pro-vided by the Company to its other employees.

          e. Vacation. During each fiscal year of the Company, the Employee shall be entitled to four (4) weeks of vacation time to be utilized or paid for each year, or accrue and carry over into the following year; provided however, that the Employee shall evidence reasonable judgment with regard to appropriate vacation scheduling.

          f. Business Expense Reimbursement. The Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Employee (in accordance with the policies and procedures established by the Company for its employees), in performing services hereunder, provided the Employee properly accounts therefor.

          g. Automobile Expenses. The Company shall provide the Employee with an automobile or an automobile allowance of Five Hundred
($500) Dollars per month at the option of Company. The Company shall also be responsible for all expenses in connection with such automobile including,but not limited to,routine maintenance,insurance and gas and the Company shall also reimburse Employee for the use of his personal automobile for business purposes at the rate determined by the Company from time to time.

     5. Term. The Term of employment hereunder will commence on the Effective Date as set forth above and end two (2) years from the Effective Date ("Term"), unless terminated pursuant to Section 6 of this Agreement, and thereafter this Agreement may be renewed upon terms and conditions mutually agreed to by the parties hereto ("Renewal Term"). Thereafter this Agreement may be renewed at the mutual consent of both parties.

     6.   Consequences of Termination of Employment.

          a.   Termination by the Company for Cause.

               (1) Nothing herein shall prevent the Company from terminating Employment for "Cause," as hereinafter defined. The
     Employee shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 6(a). Any rights and benefits the Employee may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

               (2) "Cause" shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) refusing to perform in any material respect any of the Employee's obligations hereunder at the time and in the manner set forth herein; (D) engaging in a criminal enterprise involving moral turpitude;(E)an act or acts (I) constituting a felony under the laws of the United States or any state thereof or(II)if applicable,loss of a Florida and Georgia state or federal license required for the Employee to perform the Employee's material duties or responsibilities for the Company; provided, however, that this Subsection 6(a)(2)(E) shall not be applicable if such loss of license shall not be a result of any actions or inactions outside the Employee's control; (F) any assignment of this Agreement by the Employee in violation of Section 19 of this Agreement;
     or (G) breach of the Stock Purchase Agreement

               (3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in this Section 6(a) contained in this Agreement and specifying the particulars thereof.

          b. Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(a) above, the Company may terminate at any time and the Employee shall have no further obligation to perform the duties to the Company, as described in
Section 3 of this Agreement, and shall immediate vacate from the premises and relinquishall keys, and Confidential Information (as hereinafter defined) to the Company;provided that subject to the provisions set forth herein and specifically asdescribed in this Section 6 and Sections 7 and 8 of this Agreement, the Employeeshall receive Severance Compensation from the Company pursuant to Section 6(e)of this Agreement from the date of such termination.

          c. Voluntary Termination. In the event the Employee terminates the Employee's employment on the Employee's own volition prior to the expiration of the Term or Renewal Term of this Agreement, such termination shall constitute a voluntary termination and in such event the Employee shall be limited to the same rights and benefits as provided in connection with Section 6(a).

          d. Death. In the event of the death of the Employee during the Term or Renewal Term of the Agreement, salary and bonus described in 4b hereof shall be paid to the Employee's designated beneficiary,or,in the absence of such designation,to the estate or other legal representative of the Employee only for the period ending with the date of death and the Company will have no further obligations to the Employee or to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee.

          e. Severance Compensation. Subject to compliance by the Employee of the provisions of Sections 7 and 8 of this Agreement or as otherwise provided in this Agreement, in the event of any termination of Employee's employment Without Cause under Section 6(c), following the effective date of the Employee's effective date of termination of his employment, the Employee shall continue to receive(1)the base salary which existed at the time of the Employees termination of this Agreement (the "Severance Compensation") for a period of six
(6) months thereafter; (2) all accrued but unused vacation through the date of termination,(3)the Employee's pro-rata share of the Bonus for the year,(payable through month-end of the last full month prior to the date of termination);and (4 each and every one of the benefits of a employee of the Company which existed at the time of the Employee's termination (collectively the "Severance Compensation and Benefits").

     7. Covenant Not to Compete. Employee acknowledges and recognizes the highly competitive nature of Company's Business and that the goodwill, continued patronage, and specifically the names and addresses of the Company's clients which includes any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities (the "Company Clients") constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Employee further acknowledges and recognizes that during the course of the Employee's employment, Employee will receive specialized training, specific knowledge of Company's Business, access to trade secrets and Confidential Information, as defined in Section 8, participate in business and hiring decisions, and that it would be impossible for Employee to work for a competitor without using and divulging this valuable confidential information. That Employee acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. Employee further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. The Employee recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company's business because the value of Employee's services will be enhanced by his association with Company. Provided the Company is not in a material breach of the Agreement, Employee agrees to the following:

          a. that for a period of twenty four (24) months after termination of the Employee's employment under this Agreement or any Renewal Term or extension thereof (the "Restricted Period"), for whatever reason and anywhere within 100 miles of any Point of Presence (POP) of the Company (the "Restricted Area"), Employee will not, individually or in conjunction with others,directly or indirectly, engage in any Business Activities other than on behalf of the Company and as agreed by the Company and Employee, whether as an officer, director, proprietor, employer, employee, partner, independent contractor, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

          b. That during the Restricted Period and within the Restricted Area, Employee will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

          c.   That during the Restricted Period and within the Restricted
Area, Employee will not(a)directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed by the Company.

          d. That during the Restricted Period, Employee will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any Company's Clients, Employees or Agents.

          e. If the Employee shall be subject to the terms of any other non-compete terms or provisions with Employer and those terms shall be more restrictive than those set forth herein, the more restrictive terms to Employee shall prevail.

     8.   Non-Disclosure of Confidential Information.

          a. Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, business records and plans,inventions,product design information,price structure and pricing, discounts, costs,computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae,protocols, forms, procedures,training methods,development,technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures,method for operating the Company's Business, credit and financial data concerning the Company and the Company's Clients and client lists,which client lists shall not only mean one or more of the names and addresses of the clients of the Company but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing, advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Employee by virtue of Employee's association with the Company. In light of the highly competitive nature of the industry in which the Company's business is conducted, Employee agrees that all Confidential Information, heretofore or in the future obtained by Employee as a result of Employee's association with the Company shall be considered confidential.

          b. The Employee agrees that the Employee shall (1) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company;(2)exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly, the Confidential Information in any respect of its business, except as necessary to evaluate the information in order to perform the Employee's duties and responsibilities to the Company;
(4) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company; provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Employee from performing his/her duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish and require all of its employees to relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes,which may contain, embody or make use of the Confidential Information;promptly deliver to the Company any such matter as the Company may direct at any time; and not retain any copies or other reproductions thereof.

          c. Employee further agrees (1) that Employee shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Employee as the direct or indirect result of the disclosure by the Company of the Confidential Information to Employee; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Employee. alone or with the assistance of others, relating to the Confidential Information, shall be the property of the Company and shall be treated as Confidential Information in accordance with the provisions hereof and that Employee shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (3) that Employee shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

          d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Employee can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Employee; (3) by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Employee by a third party,respectively.Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Employee intends to avail himself of any of the foregoing exceptions, the Employee shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

          e. Upon written request of the Company, Employee shall return to the Company all written materials containing the Confidential Information. Employee shall also deliver to the Company written statements signed by Employee certifying all materials have been returned within five (5) days of receipt of the request.

     9. Covenants as Essential Elements of this Agreement; Survival of Covenants. It is understood by and between the parties hereto that the foregoing covenants by Employee contained in Sections 7 and 8 of this Agreement shall be construed to be agreements independent of any other element of Employee's relationship with the Company.The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties, shall not constitute a defense to the enforcement of the covenants in this Agreement against Employee.

     10.  Remedies and Enforcement.

          a. Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Employee of any of the provisions of Sections 7 or 8, Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, posting a bond in the amount to be determined by the court or magistrate, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

          b. If Employee violates the restrictions set forth in this Agreement, then the duration of the restrictions under Sections 7 or 8 shall be extended for an amount of time equal to the number of days that Employee violated the Agreement until the date that the Company obtain an order enjoining the Employee from said violation.

          c. In the event that, despite the express agreement of Employee and Company, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable; and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

          d. In the event that Employee challenges this Agreement and an injunction is issued staying the implementation of the restrictions imposed herein, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Employee is unemployed. If a court finds in favor of Company, the restrictions will be imposed for the amount of time that remains on the restrictions at the time they were tolled, or at the time of the court's decision of the restrictions were not tolled, as the case may be.

          e. The provisions of Sections 7 and 8 of this Agreement, as well as the period of time, geographical areas and types and scope of restric-tions of Employee's activities specified herein are intended to be divisible; and, in the event any provision herein shall be deemed invalid or unenforceable in any respect, as to any one or more periods of time, geographical areas, business or activities, the remaining provisions shall not thereby be affected but shall remain in full force and effect; and this Agreement shall be deemed to be amended without further action by the parties hereto to the extent necessary to render it valid and enforceable.

          f. The Employee further acknowledges and agrees that in the event of a breach, or threatened breach of the provisions of Sections 7 or 8,the Company will suffer immediate and irreparable harm which said harm is presumed to occur, and that Company shall be entitled to receive from a court of competent jurisdiction, a temporary restraining order with notice to Employee,as well as the entry of a preliminary and permanent injunction. Said right to an injunction shall be in addition to and not in limitation of any other rights or remedies Company may have for damages or otherwise.

          g. It is further expressly understood and agreed that the provisions of this Agreement shall apply whether this Agreement is terminated by Company or Employee or upon its expiration or termination.

          h. If the Employee breaches this provision and the Company seeks an injunction or other legal remedy to interpret or enforce this covenant, then the non-prevailing party agrees to pay all reasonable attorneys' fees and costs of the Company both for the trial and any appeal.

          i. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

     11. Key Man Life Insurance. The Employee agrees to submit to a physical examination in connection with key man life insurance the Company intends to secure within thirty (30) days of notification of same.

     12. Attorneys' Fees. The Employee agrees that in the event that the Company is required to engage an attorney to enforce the terms of the covenants in Sections 7 or 8 of this Agreement, the unsuccessful party shall pay all costs and expenses of the prevailing party's attorney or firm, whether or not a complaint or suit is filed with any court of competent jurisdiction.

     13. Freedom to Contract. The Employee represents and warrants that the Employee has the right to negotiate and enter into this Agreement, and the grant of the rights herein granted and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal,or other existing business relationship. Employee acknowledges that this representation is a material inducement to Company entering into this Agreement and in the event Employee breaches this warranty, Employee agrees to indemnify and hold harmless Company from any and all claims, actions, losses, damages, including but not limited to, reasonable ttorneys' fees and costs.

     14. Effect on Prior Agreements. This Agreement supersedes any and all prior or written agreements in their entirety between the parties, which shall be void and of no further force and effect after the date of this Agreement.

     15. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery, by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the introductory paragraph, or such other place as it may designate.

     16. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agree-ment. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

     17. Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

     19. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company. In the event of a sale, transfer or other disposition of the Company's business to a non-affiliate, the Employee has the right to consent to an assignment of this Agreement or terminate pursuant to Section 6(c) herein.

     20. Governing Law and Venue. This Agreement shall become valid when executed and accepted by Company at its offices in Broward County, Florida. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida without giving effect to any principles of conflicts of law. Company and Employee acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks juris-diction, the 17th Judicial Circuit (or its successor) in and for Broward County, Florida, shall be the exclusive venue and proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts. Employee further agrees that he must bring an action arising out of the this Agreement within six (6) months from the date of accrual of cause of action or forever be barred from bringing said action.

     21. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     22. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

     23. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Sections 7 or 8 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     24. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

     THE PARTIES TO THIS AGREEMENT HAVE READ THIS
AGREEMENT, UNDERSTAND ITS TERMS AND CONDITIONS, HAVE
HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL
OF THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS
AND CONDITIONS.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Broward County, Florida.

                                   AQUAGENIX, INC.


                                   By: /s/Andrew P. Chesler
                                   Andrew P. Chesler,
                                   President

                                   EMPLOYEE

                                   /s/Ray Spirnock
                                   Ray Spirnock